Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

REGENCY AFFILIATES, INC.

 REGENCY AFFILIATES, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

 FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

 SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted by written consent given in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and shall become effective at 4:58 p.m., New York City time, on September 21, 2010.

 THIRD: Article “FOURTH” of the Corporation’s Certificate of Incorporation shall be and is hereby amended by adding the following to the end thereof:

Without regard to any other provision of this Certificate of Incorporation, each one (1) share of common stock issued and outstanding immediately prior to 4:58 p.m., New York City time, on September 21, 2010 (the “Reverse Split Effective Time”) shall be and is hereby automatically reclassified and changed (without any further act), without increasing or decreasing the amount of stated capital or paid-in-surplus of the Corporation, into one-one hundredth (1/100th) of a fully-paid and nonassessable share of common stock, provided that no fractional shares shall be issued to any holder of  fewer than 100 shares of common stock immediately prior to the Reverse Split Effective Time, and provided further that instead of issuing fractional shares to such holders, the Corporation shall pay an amount in cash equal to $6.00 per share of common stock held by such holders immediately prior to the Reverse Split Effective Time. Promptly after the Reverse Split Effective Time, the Corporation shall send to all persons who were holders of fewer than 100 shares of common stock immediately prior to the Reverse Split Effective Time instructions for surrendering their certificates for such shares in exchange for payment of the cash consideration therefor. Pending the surrender and exchange of such certificates, such certificates shall represent only the right of the holder thereof to receive, upon surrender thereof, payment of the cash consideration therefor, at the rate of $6.00 for each share of common stock held immediately prior to the Reverse Split Effective time, to which such holder has become entitled under this paragraph.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 20th day of September, 2010.

REGENCY AFFILIATES, INC.

By:	/s/ Laurence S. Levy
Laurence S. Levy President and Chief Executive Officer

[Signature Page to Certificate of Amendment – Reverse Stock Split]